Exhibit 99.1

For Immediate Release	NEWS RELEASE
	Contacts:	Paul L. Howes, President and CEO Newpark Resources, Inc. 281-362-6800 Ken Dennard, Managing Partner Dennard Rupp Gray & Lascar, LLC ksdennard@drg-l.com 713-529-6600
NEWPARK RESOURCES REPORTS NET INCOME OF
$0.23 PER DILUTED SHARE FOR THE THIRD QUARTER 2011
THE WOODLANDS, TX — October 27, 2011 — Newpark Resources, Inc. (NYSE: NR) today announced results for its third quarter ended September 30, 2011. Total revenues were $261.2 million for the third quarter of 2011 compared to $230.8 million for the second quarter of 2011 and $179.3 million for the third quarter of 2010. Net income for the third quarter of 2011 was $23.0 million, or $0.23 per diluted share, compared to net income for the second quarter of 2011 of $19.3 million, or $0.19 per diluted share, and net income for the third quarter of 2010 of $8.2 million, or $0.09 per diluted share.
For the first nine months of 2011, total revenues were $694.7 million compared to $521.4 million for the first nine months of 2010. Net income for the first nine months of 2011 was $58.1 million, or $0.58 per diluted share, compared to net income of $26.9 million, or $0.30 per diluted share, in the first nine months of 2010.
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “The third quarter of 2011 was yet another record quarter for Newpark as we achieved new high marks in both quarterly revenues and profit. Strong performance in all of our operating segments contributed to growth of 13% in consolidated revenues and 19% in consolidated net income, when compared to the prior quarter. In our Fluids Systems and Engineering segment, strength in U.S. drilling activity and market share gains in Canada contributed to a 12% sequential increase in North American revenues. The roll-out of our Evolutiontm drilling fluid system continued, generating $17 million of revenues in the third quarter, while improving the geographic and customer reach. Internationally, revenues were up 17%, benefitting from improvements in the Mediterranean region, along with the impact of our first full quarter with our recently-acquired Asia Pacific business unit.

“In addition, revenues from our Mats and Integrated Services segment increased 9% sequentially, while our Environmental Services revenues rose 26% during this period,” concluded Howes.
SEGMENT RESULTS
The Fluids Systems and Engineering segment generated revenues of $216.2 million in the third quarter of 2011 compared to $191.2 million in the second quarter of 2011 and $148.1 million in the third quarter of 2010. North American revenues increased 12% sequentially in the third quarter of 2011, including a 5% improvement in the U.S. and a $9.9 million increase in Canadian revenues. International revenues increased $8.4 million, or 17%, from the second quarter of 2011, including a $1.9 million increase in revenue from the Asia Pacific region, as the third quarter is the first full quarter with this acquired business unit. Compared to the third quarter of 2010, revenues increased 44% in North America and 51% in the Company’s international operations. Segment operating income was $25.6 million (11.9% margin) in the third quarter of 2011 compared to $20.8 million (10.9% margin) in the second quarter of 2011 and $11.8 million (8.0% margin) in the third quarter of 2010.
The Mats and Integrated Services segment generated revenues of $30.2 million in the third quarter of 2011 compared to $27.8 million in the second quarter of 2011 and $18.2 million in the third quarter of 2010. Revenues for the segment were up 9% from the second quarter of 2011, as a $3.7 million decline in rental revenues in the Northeast was more than offset by a $4.8 million increase in composite mat sales, along with increased rental and service revenues in the Rockies and Gulf Coast. Compared to the third quarter of 2010, segment revenues were up 66%. Segment operating income was $14.5 million (48.1% margin) in the third quarter of 2011 compared to operating income of $14.7 million (53.0% margin) in the second quarter of 2011 and $8.6 million (47.2% margin) in the third quarter of 2010.
The Environmental Services segment generated revenues of $14.9 million in the third quarter of 2011 compared to $11.8 million in the second quarter of 2011 and $13.0 million in the third quarter of 2010. The sequential improvement in revenues is primarily attributable to increased market share gains in oilfield waste disposals from state water and inland locations as activity in the federal waters in the Gulf of Mexico continues to be impacted by permitting issues. Compared to the third quarter of 2010, segment revenues were up 15%. Segment operating income was $5.0 million (33.4% margin) in the third quarter of 2011 compared to operating income of $3.0 million (25.2% margin) in the second quarter of 2011 and $3.9 million (30.5% margin) in the third quarter of 2010.

CONFERENCE CALL
Newpark has scheduled a conference call to discuss the third quarter 2011 results, which will be broadcast live over the Internet, on Friday, October 28, 2011 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 480-629-9771 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through November 4, 2011 and may be accessed by dialing (303) 590-3030 and using pass code 4472417#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2010, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to successfully integrate the business acquired from Rheochem and to realize the anticipated benefits from the acquisition, the impact of restrictions on offshore drilling activity in the Gulf of Mexico, our customer concentration and cyclical nature of our industry, the availability of raw materials and skilled personnel, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

	Three Months Ended
(Unaudited)	September 30,	June 30,	September 30,
(In thousands, except per share data)	2011	2011	2010

Revenues	$261,193	$230,822	$179,278

Cost of revenues	201,272	178,911	145,224
Selling, general and administrative expenses	20,802	21,150	16,662
Other operating income, net	(60)	(835)	(2,140)

Operating income	39,179	31,596	19,532

Foreign currency exchange loss (gain)	485	(468)	1,184
Interest expense, net	2,464	2,100	3,278

Income from operations before income taxes	36,230	29,964	15,070
Provision for income taxes	13,233	10,684	6,836

Net income	$22,997	$19,280	$8,234

Income per common share — basic	$0.25	$0.21	$0.09
Income per common share — diluted	$0.23	$0.19	$0.09

Calculation of Diluted EPS:
Net income	$22,997	$19,280	$8,234
Assumed conversion of Senior Notes	1,236	1,241	—

Adjusted net income	$24,233	$20,521	$8,234

Weighted average number of common shares outstanding-basic	90,212	89,791	89,334
Add: Dilutive effect of stock options and restricted stock awards	1,025	1,061	1,223
Dilutive effect of Senior Notes	15,682	15,682	—

Diluted weighted average number of common shares outstanding	106,919	106,534	90,557

Income per common share — diluted	$0.23	$0.19	$0.09

Newpark Resources, Inc.
Operating Segment Results

	Three Months Ended
(Unaudited)	September 30,	June 30,	September 30,
(In thousands)	2011	2011	2010

Revenues
Fluids systems and engineering	$216,160	$191,205	$148,140
Mats and integrated services	30,179	27,793	18,186
Environmental services	14,854	11,824	12,952

Total revenues	$261,193	$230,822	$179,278

Operating income (loss)
Fluids systems and engineering	$25,648	$20,792	$11,845
Mats and integrated services	14,509	14,730	8,592 (1)
Environmental services	4,958	2,980	3,944
Corporate office	(5,936)	(6,906)	(4,849)

Total operating income	$39,179	$31,596	$19,532

Segment operating margin
Fluids systems and engineering	11.9%	10.9%	8.0%
Mats and integrated services	48.1%	53.0%	47.2%
Environmental services	33.4%	25.2%	30.5%

(1)	Includes $2.2 million of income reflecting proceeds from the settlement of a lawsuit.

Newpark Resources, Inc.
Consolidated Balance Sheets

(Unaudited)	September 30,	December 31,
(In thousands, except share data)	2011	2010

ASSETS
Cash and cash equivalents	$62,902	$83,010
Receivables, net	253,595	196,799
Inventories	156,445	123,028
Deferred tax asset	13,230	27,654
Prepaid expenses and other current assets	17,052	10,036

Total current assets	503,224	440,527

Property, plant and equipment, net	228,866	212,655
Goodwill	74,881	62,307
Other intangible assets, net	21,908	13,072
Other assets	7,863	8,781

Total assets	$836,742	$737,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$1,635	$1,606
Accounts payable	94,672	66,316
Accrued liabilities	51,015	43,234

Total current liabilities	147,322	111,156

Long-term debt, less current portion	172,908	172,987
Deferred tax liability	36,526	31,549
Other noncurrent liabilities	4,332	4,303

Total liabilities	361,088	319,995

Common stock, $0.01 par value, 200,000,000 shares authorized 93,937,660 and 93,143,102 shares issued, respectively	939	931
Paid-in capital	474,043	468,503
Accumulated other comprehensive income	3,605	8,581
Retained earnings (deficit)	13,097	(45,034)
Treasury stock, at cost; 2,798,940 and 2,766,912 shares, respectively	(16,030)	(15,634)

Total stockholders’ equity	475,654	417,347

Total liabilities and stockholders’ equity	$836,742	$737,342

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Nine Months Ended September 30,
(In thousands)	2011	2010
Cash flows from operating activities:

Net income	$58,131	$26,856
Adjustments to reconcile net income to net cash provided by (used in) operations:
Impairment charges	—	225
Depreciation and amortization	21,162	20,382
Stock-based compensation expense	3,396	2,899
Provision for deferred income taxes	16,363	13,551
Provision for doubtful accounts	1,165	602
Loss (gain) on sale of assets	22	(183)
Change in assets and liabilities:
Increase in receivables	(57,603)	(54,568)
Increase in inventories	(27,921)	(3,100)
Increase in other assets	(5,226)	(1,458)
Increase in accounts payable	28,893	6,638
(Decrease) increase in accrued liabilities and other	(3,655)	14,264

Net cash provided by operating activities	34,727	26,108

Cash flows from investing activities:
Capital expenditures	(28,136)	(7,412)
Business acquisition, net of cash acquired	(26,775)	—
Proceeds from sale of property, plant and equipment	434	1,161

Net cash used in investing activities	(54,477)	(6,251)

Cash flows from financing activities:
Borrowings on lines of credit	5,891	133,121
Payments on lines of credit	(5,754)	(155,726)
Proceeds from employee stock plans	1,768	3,559
Purchase of treasury stock	(599)	(153)
Post-closing payment for business acquisition	(2,055)	—
Other financing activities	(147)	(342)

Net cash used in financing activities	(896)	(19,541)
Effect of exchange rate changes on cash	538	252

Net (decrease) increase in cash and cash equivalents	(20,108)	568
Cash and cash equivalents at beginning of period	83,010	11,534

Cash and cash equivalents at end of period	$62,902	$12,102

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